Exhibit 10.11

EMPLOYEE MATTERS AGREEMENT

THIS EMPLOYEE MATTERS AGREEMENT (this “Agreement”), is entered into as of             , 2017, by and between MANITEX INTERNATIONAL, INC., a Michigan corporation (“Manitex”) and A.S.V., LLC, a Minnesota limited liability company (“ASV”).

R E C I T A L S

WHEREAS, ASV, which immediately upon the effectiveness of the Plan of Conversion (as defined below) will convert to ASV Holdings, Inc., a Delaware corporation (“ASV Holdings”), currently conducts the ASV Business (as defined below) as a majority-owned subsidiary of Manitex;

WHEREAS, the Parties (as defined below) are entering into the Separation Agreement (the “Separation Agreement”) concurrently herewith, which sets forth the principal corporate transactions required to effect the Separation (as defined below) and the Initial Public Offering (as defined below) and the relationship of Manitex, ASV Holdings (as successor to ASV) and Terex Corporation (“Terex”) and their respective Subsidiaries (as defined below) following the Separation; and

WHEREAS the Parties wish to set forth their agreements as to certain matters regarding employment, compensation and employee benefits and arrangements with certain non-employee service providers.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement (as defined below), the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. For purposes of this Agreement, the following terms shall have the following meanings. All capitalized terms used but not defined herein shall have the meanings assigned to them in the Separation Agreement, unless otherwise indicated.

“Ancillary Agreements” shall have the meaning set forth in the Separation Agreement.

“ASV Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by ASV or to which ASV is a party.

“ASV Business” shall have the meaning set forth in the Separation Agreement.

“ASV Employee” means any individual who is determined by Manitex to be employed, immediately prior to the Effective Time, by ASV and providing services to the ASV Business.

“ASV General Employee Liabilities” means all actual or potential employee-related Liabilities that are incurred on or after the Effective Time in respect of or relating to any ASV Employee or (ii) that are incurred prior to the Effective Time and are ASV Liabilities.

“ASV Holdings Common Stock” means the common stock, $0.001 par value per share, of ASV Holdings.

“ASV Liabilities” shall have the meaning set forth in the Separation Agreement.

“ASV Welfare Plan” means any Welfare Plan sponsored, maintained or contributed to by ASV or to which ASV is a party.

“Benefit Plan” means any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, performance unit, deferred stock unit or other equity-based compensation, severance pay, retention, change in control, salary continuation, life insurance, death benefit, health, hospitalization, workers’ compensation, welfare benefits, perquisites, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA.

“Benefit Plan Transfer Date” means, with respect to an applicable ASV Benefit Plan, the date set forth opposite such ASV Benefit Plan in Appendix A, or such other date as determined by Manitex in its sole discretion.

“COBRA” means the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar applicable Laws.

“Code” means the Internal Revenue Code of 1986, as amended.

“Effective Time” means the Separation Date under the Separation Agreement.

“Employment Taxes” means all fees, taxes, social insurance payments or similar contributions to a fund of a governmental authority with respect to wages or other compensation.

“Equity Award Exchange Ratio” means the ratio that will be determined by the board of directors of Manitex (or the appropriate committee thereof), in its sole discretion, in a manner designed to preserve the aggregate value of the applicable outstanding equity awards.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Former ASV Employee” means any individual who is determined by Manitex to have been employed, immediately prior to his or her separation from service with ASV, by ASV and to have been providing services to the ASV Business at such time.

“Former Manitex Employee” means any individual who is determined by Manitex to have been employed, immediately prior to his or her separation from service with Manitex, by Manitex and to have been providing services to the Manitex Business at such time.

“Individual Agreement” means an individual employment contract or other similar agreement that specifically pertains to any ASV Employee, Former ASV Employee, Manitex Employee or Former Manitex Employee.

“Initial Public Offering” shall have the meaning set forth in the Separation Agreement.

“Law” shall have the meaning set forth in the Separation Agreement.

“Liabilities” shall have the meaning set forth in the Separation Agreement. For the avoidance of doubt, for purposes of this Agreement, “Liabilities” shall include the employer-paid portion of any employment and payroll taxes.

“Manitex Benefit Plan” means any Benefit Plan sponsored, maintained or contributed to by any member of the Manitex Group or to which any member of the Manitex Group is a party.

“Manitex Business” shall have the meaning set forth in the Separation Agreement.

“Manitex Common Stock” means the common stock, no par value, of Manitex.

“Manitex Employee” means any individual who is determined by Manitex to be employed, immediately prior to the Effective Time, by Manitex and providing services to the Manitex Business.

“Manitex Equity Awards” means Manitex Restricted Stock Units.

“Manitex General Employee Liabilities” means all actual or potential employee-related Liabilities (i) that are incurred on or after the Effective Time in respect of or relating to any Manitex Employee or (ii) that are incurred prior to the Effective Time, including with respect to any Manitex Employee, Former Manitex Employee, ASV Employee, or Former ASV Employee, and are not covered by clause (ii) of the definition of ASV General Employee Liabilities.

“Manitex Group” shall have the meaning set forth in the Separation Agreement.

“Manitex Liabilities” shall have the meaning set forth in the Separation Agreement.

“Manitex Restricted Stock Unit” means each award of restricted stock units payable in whole or in part in shares of Manitex Common Stock, or the value of which is determined with reference to the value of shares of Manitex Common Stock, whether granted pursuant to an equity-based incentive compensation plan or otherwise.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Person” shall have the meaning set forth in the Separation Agreement.

“Plan of Conversion” shall have the meaning set forth in the Separation Agreement.

“Separation” shall have the meaning set forth in the Separation Agreement.

“Service Provider” means any individual who provided or is providing services for ASV or a member of the Manitex Group, whether as a consultant, an independent contractor or other similar role (other than as an employee), including, for the avoidance of doubt, any non-employee member of the board of directors of Manitex or the board of managers of ASV (or the board of directors of ASV Holdings after the Effective Time).

“Tax” or “Taxes” shall have the meaning set forth in the Separation Agreement.

“Transition Services Employee” means each individual who spends or spent 50% or more of his or her work time engaged in providing services pursuant to the transition services described in this Agreement, collectively, in each case as determined by Manitex in its sole discretion.

“Welfare Plan” means any Benefit Plan that provides life insurance, health care, dental care, accidental death and dismemberment insurance, disability benefits or other group welfare or fringe benefits.

Section 1.02 Additional Defined Terms. Additional terms shall have the meanings set forth in the Sections below.

ARTICLE II

General

Section 2.01 Employee Liabilities Generally. Except as otherwise expressly provided in this Agreement, (a) effective as of the Effective Time, ASV has retained Liability for paying, performing, fulfilling and discharging in accordance with their respective terms all ASV General Employee Liabilities and shall be obligated to reimburse the members of the Manitex Group in accordance with this Agreement with respect thereto, and (b) a member of the Manitex Group hereby retains Liability for paying, performing, fulfilling and discharging in accordance with their respective terms all Manitex General Employee Liabilities.

Section 2.02 Employee Benefits Generally. Except as otherwise expressly provided in this Agreement or as otherwise required by applicable Law and subject to the reimbursement obligations of ASV pursuant to this Agreement, each ASV Employee or Former ASV Employee who is eligible to participate in any Manitex Benefit Plan shall participate in such Manitex Benefit Plan following the date hereof and through the applicable Benefit Plan Transfer Date on the terms and conditions applicable thereto in effect from time to time.

Section 2.03 Non-Termination of Employment or Benefits. Except as otherwise required by applicable Law or the express terms of any Individual Agreement, neither this Agreement, the Separation Agreement nor any Ancillary Agreement shall be construed to create any right, or to accelerate any entitlement, to any compensation or benefit on the part of any

ASV Employee, Former ASV Employee, Manitex Employee or Former Manitex Employee. Without limiting the generality of the foregoing, except as otherwise required by applicable Law or the express terms of any Individual Agreement, neither the Initial Public Offering nor the Conversion shall cause any individual to be deemed to have incurred a termination of employment or to have created any entitlement to any severance payments or benefits or the commencement of any other benefits under any Manitex Benefit Plan, any ASV Benefit Plan or any Individual Agreement.

Section 2.04 No Right to Continued Employment. Nothing contained in this Agreement shall confer any right to continued employment on any ASV Employee or Manitex Employee. Except as otherwise expressly provided in this Agreement, this Agreement shall not limit the ability of ASV or any member of the Manitex Group to change the position, compensation or benefits of any of its employees for any reason or no reason or require any such entity to continue the employment of any such employee for any period of time; provided, however, that in the event of any such termination of employment or modification of the terms and conditions of employment, any associated Liabilities shall be ASV Liabilities if undertaken by ASV with respect to ASV Employees and shall be Manitex Liabilities if undertaken by a member of the Manitex Group with respect to Manitex Employees.

ARTICLE III

Collective Bargaining Agreements

Section 3.01 Continuity and Performance of Agreements. From and after the date hereof, any unions, works councils or similar organizations representing the ASV Employees shall continue to represent those employees for purposes of collective bargaining with ASV, and ASV shall comply with the terms of, and assume all Liabilities of the Manitex Group with respect to, each works council, collective bargaining or other labor union agreement that covers one or more ASV Employees, in each case as in effect as of the date hereof, and shall comply with all applicable Laws with respect thereto, until such time as ASV negotiates a new works council, collective bargaining or other labor union agreement.

ARTICLE IV

ASV Plans Generally

Section 4.01 ASV Benefit Plans.

(a) Establishment of Certain ASV Benefit Plans. Effective as of no later than the applicable Benefit Plan Transfer Date, ASV shall establish or shall cause to be established the Benefit Plans set forth in Appendix B (the “New ASV Plans”), subject to all terms and provisions of any such Benefit Plans. ASV shall cease to be participating members in each corresponding Manitex Benefit Plan as of the applicable Benefit Plan Transfer Date (or such earlier date as the Parties may agree).

(b) Service and Other Factors Determining Benefits. Each New ASV Plan shall provide that all service, all compensation and all other factors affecting benefit determinations that were recognized under the corresponding Manitex Benefit Plan for

ASV Employees and Former ASV Employees who participate in such New ASV Plan shall be fully recognized and credited and shall be taken into account under such New ASV Plan to the same extent as though arising thereunder; provided that, in the case of any such individuals who become employed by ASV following a break in employment, such recognition and credit shall be subject to any applicable policies of ASV regarding non-continuous employment, to the extent permitted by applicable Law. Notwithstanding the foregoing, in no event shall such crediting of service or any other action taken pursuant to this Section result in the duplication of benefits for any ASV Employee or Former ASV Employee.

Section 4.02 Standalone ASV Benefit Plans. To the extent that ASV maintains any Benefit Plans as of the date hereof that are separate and distinct from the Manitex Benefit Plans, ASV shall continue to maintain, operate and contribute to such separate Benefit Plans immediately following the date hereof in accordance with their terms, and all Liabilities relating to, arising out of or resulting from such separate Benefit Plans shall be ASV Liabilities.

Section 4.03 Power to Amend. Subject to the Parties’ compliance with the remaining terms of this Agreement, nothing in this Agreement shall prevent ASV or any member of the Manitex Group from amending, merging, modifying, terminating, eliminating, reducing or otherwise altering in any respect any ASV Benefit Plan or Manitex Plan, any benefit under any ASV Benefit Plan or Manitex Plan or any trust, insurance policy or funding vehicle related to any ASV Benefit Plan or Manitex Benefit Plan, as applicable.

ARTICLE V

Welfare Plans

Section 5.01 Welfare Plans.

(a) Comparable Benefits. Effective as of no later than each applicable Benefit Plan Transfer Date, ASV shall establish or cause to be established the ASV Welfare Plans for the benefit of the ASV Employees and Former ASV Employees, as applicable. Subject to ASV’s compliance with the remaining terms of this Agreement, ASV shall retain the right to modify, alter, amend or terminate the terms of any ASV Welfare Plan.

(b) Participation in ASV Welfare Plans. Effective as of each applicable Benefit Plan Transfer Date, each ASV Employee shall become covered under the applicable ASV Welfare Plan, to the extent eligible and otherwise subject to all terms and conditions thereof, and shall cease to be covered under the Welfare Plan maintained by a member of the Manitex Group to which such ASV Welfare Plan most closely corresponds (such applicable plan, the applicable “Manitex Welfare Plan”). ASV shall cause the ASV Welfare Plans to (i) waive all limitations as to preexisting conditions, exclusions, service conditions and waiting period limitations and any evidence of insurability requirements applicable to any ASV Employees, other than such limitations, exclusions, conditions and requirements that were in effect with respect to such ASV Employees as of the applicable Benefit Plan Transfer Date, in each case under the corresponding Manitex Welfare Plan and subject to any applicable policies of ASV regarding credit to employees whose service or employment has not been continuous, and

(ii) honor any deductibles, out-of-pocket maximums and co-payments incurred by the ASV Employees under the corresponding Manitex Welfare Plan in satisfying the applicable deductibles, out-of-pocket maximums or co-payments under such ASV Welfare Plans for the plan year in which the applicable Benefit Plan Transfer Date occurs.

(c) Claims Arising Prior to and Following Benefit Plan Transfer Date. Subject to the reimbursement obligations of ASV pursuant to this Agreement, (i) the members of the Manitex Group shall retain responsibility in accordance with the Manitex Welfare Plans for all reimbursement claims (such as health and dental care claims) for expenses incurred by, for all non-reimbursement claims (such as life insurance claims) incurred by and for providing continued health care coverage under COBRA with respect to ASV Employees and Former ASV Employees (and their dependents and beneficiaries) under such plans prior to each applicable Benefit Plan Transfer Date and (ii) ASV shall retain responsibility in accordance with the ASV Welfare Plans for all reimbursement claims (such as health and dental care claims) for expenses incurred by, for all non-reimbursement claims (such as life insurance claims) incurred by and for providing continued health care coverage under COBRA with respect to ASV Employees and Former ASV Employees (and their dependents and beneficiaries) under such plans on or following each applicable Benefit Plan Transfer Date. For purposes of this Section, a benefit claim shall be deemed to be incurred as follows: (1) health, dental, vision and prescription drug benefits (including in respect of hospital confinement), upon provision of such services, materials or supplies and (2) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, cessation of employment or other event giving rise to such benefits.

(d) No Transfer of Assets Pertaining to Welfare Plans. Except as otherwise specifically set forth in this Agreement, nothing in this Agreement shall require any member of the Manitex Group or any Manitex Welfare Plan to transfer assets or reserves with respect to the Manitex Welfare Plans to ASV or any ASV Welfare Plan.

Section 5.02 Workers’ Compensation Claims. Effective as of the Effective Time, ASV has assumed liability for ASV Liabilities to the extent related to work-related injury or illness (including workers’ compensation claims, disability or other insurance providing medical care and/or compensation to injured workers)) and shall be obligated to reimburse the members of the Manitex Group in accordance with this Agreement with respect thereto. Subject to the reimbursement obligations of ASV pursuant to this Agreement, in the case of any workers’ compensation claim of any ASV Employee or Former ASV Employee who participates in a workers’ compensation plan of a member of the Manitex Group (an “Manitex Workers’ Compensation Plan”), such claim shall be covered (a) under such Manitex Workers’ Compensation Plan if the event, injury, illness or condition giving rise to such workers’ compensation claim (the applicable “Workers’ Compensation Event”) occurred prior to the applicable Benefit Plan Transfer Date and (b) under a workers’ compensation plan of a member of ASV (a “ASV Workers’ Compensation Plan”) if the applicable Workers’ Compensation Event occurred on or following the applicable Benefit Plan Transfer Date. Subject to the reimbursement obligations of the members of ASV pursuant to this Agreement, if the applicable Workers’ Compensation Event occurs over a period both preceding and following the applicable

Benefit Plan Transfer Date, the claim shall be covered jointly under the Manitex Workers’ Compensation Plan and the ASV Workers’ Compensation Plan and shall be equitably apportioned between them based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the applicable Benefit Plan Transfer Date.

ARTICLE VI

401(k) Plans

Section 6.01 Establishment of ASV 401(k) Plan. Effective as of no later than the applicable Benefit Plan Transfer Date, ASV shall establish or cause to be established one or more defined contribution plans with a Code Section 401(k) feature and trusts for the benefit of the ASV Employees (collectively, the “ASV 401(k) Plans”). ASV shall be responsible for taking or causing to be taken all necessary, reasonable and appropriate actions to establish, maintain and administer the ASV 401(k) Plans so that they qualify under Section 401(a) of the Code and the related trusts thereunder are exempted from Federal income taxation under Section 501(a)(1) of the Code. For the avoidance of doubt, nothing in this Agreement shall be construed to require ASV to maintain any investment option which the fiduciaries of the ASV 401(k) Plan deem to be imprudent or inappropriate for the ASV 401(k) Plan or which cannot be maintained without commercially unreasonable cost or administrative burden for the ASV 401(k) Plan and its administrator.

Section 6.02 Liabilities. ASV shall be responsible for all ongoing rights of or relating to ASV Employees for future participation (including the right to make contributions through payroll deductions) in the ASV 401(k) Plans, to the extent eligible and subject to all terms and conditions of the ASV 401(k) Plans. The defined contribution plans with a Code Section 401(k) feature sponsored by Manitex (“Manitex 401(k) Plans”) shall retain and be solely responsible for all Liabilities under the Manitex 401(k) Plans. To the extent eligible and subject to all terms and conditions of the applicable plans, an ASV Employee may elect to rollover his or her account balance, if any, in the Manitex 401(k) Plans to the ASV 401(k) Plans. ASV shall not assume the Manitex 401(k) Plans, and the Manitex 401(k) Plans shall not transfer to ASV or the ASV 401(k) Plans.

ARTICLE VII

Equity-Based Incentive Compensation Awards

Section 7.01 Adoption of the ASV Equity Incentive Plan. Effective as of no later than the closing of the Initial Public Offering, ASV shall establish or cause to be established an equity-based incentive compensation plan (the “ASV Equity Plan”) for purposes of awarding certain ASV non-employee directors, officers, employees and consultants equity-based incentive compensation on the terms and conditions set forth therein.

Section 7.02 Treatment of Outstanding Awards. The Parties shall use commercially reasonable efforts to take all actions necessary or appropriate so that the Manitex Restricted Stock Units held by ASV Employees who remain employed by ASV as of immediately following the closing of the Initial Public Offering (each a, “Continuing ASV Employee”), shall be treated as follows in connection with the Separation; provided that the provisions of this Section shall be effected in a manner that complies with applicable law:

(a) Restricted Stock Units. Effective as of immediately after the closing of the Initial Public Offering, each award of Manitex Restricted Stock Units held by a Continuing ASV Employee that is outstanding as of immediately prior to the closing of the Initial Public Offering shall be assumed by ASV and converted into an award of restricted stock units with respect to a number of shares of ASV Common Stock equal to the product of (i) the number of shares of Manitex Common Stock subject to such award of Manitex Restricted Stock Units as of immediately prior to the Initial Public Offering multiplied by (ii) the Equity Award Exchange Ratio, rounded down to the nearest whole share, and otherwise on the same terms and conditions as were applicable to such award of Manitex Restricted Stock Units as of immediately prior to the closing of the Initial Public Offering.

(b) Compliance with Applicable Law. The Parties shall take such additional or alternative actions as deemed necessary or advisable by Manitex in its sole discretion in order to effectuate the foregoing provisions of this Article in compliance with securities and Tax Laws and other legal requirements associated with equity-based incentive compensation awards or in order to avoid adverse legal, accounting or Tax consequences for the members of the Manitex Group, ASV or any award holders.

ARTICLE VIII

Non-Solicitation

Section 8.01 Non-Solicitation.

(a) During the period commencing on Effective Time and concluding on the one-year anniversary thereof, Manitex agrees that neither it nor any member of the Manitex Group shall, without ASV’s prior written consent, directly or indirectly (including through a representative of a member of the Manitex Group) solicit for employment or to provide services (whether as a director, officer, employee, consultant or temporary employee) any person who is at such time, or who at any time during the three-month period prior to such time had been, employed by or providing services to ASV (whether as a director, officer, employee, consultant or temporary employee), except that this Section shall not preclude Manitex or any other person from entering into discussions with or soliciting any person (i) who responds to any public advertisement or general solicitation; provided that the soliciting party did not instruct such agency to target such person specifically, (ii) who initiates discussions with the soliciting party regarding such employment on his or her own initiative and without direct solicitation by the soliciting party or its representatives, or (iii) at any time after the date of such person’s termination of employment or services by ASV without cause.

(b) During the period commencing on the Effective Time and concluding on the one-year anniversary thereof, ASV agrees that it shall not, without Manitex’s prior written consent, directly or indirectly (including through a representative ASV) solicit for employment or to provide services (whether as a director, officer, employee, consultant or temporary employee) any person who is at such time, or who at any time during the three-month period prior to such time had been, employed by or providing services to a member of the Manitex Group, except that this Section shall not preclude ASV or any other person from entering into discussions with or soliciting any person (i) who responds to any public advertisement or general solicitation; provided that the soliciting party did not instruct such agency to target such person specifically, (ii) who initiates discussions with the soliciting party regarding such employment on his or her own initiative and without direct solicitation by the soliciting party or its representatives or (iii) at any time after the date of such person’s termination of employment or services by a member of the Manitex Group without cause.

ARTICLE IX

Payroll Services

Section 9.01 Payroll Services. Subject to the obligations of the Parties as set forth in this Agreement, as of no later than the Initial Public Offering, (a) ASV shall be solely responsible for providing payroll services (including for any payroll period already in progress) to the ASV Employees and Former ASV Employees and for any Liabilities with respect to garnishments of the salary and wages thereof and (b) the members of the Manitex Group shall be solely responsible for providing payroll services (including for any payroll period already in progress) to the Manitex Employees and Former Manitex Employees and for any Liabilities with respect to garnishments of the salary and wages thereof. Notwithstanding the foregoing, the Parties shall cooperate to provide such payroll services to Former ASV Employees.

ARTICLE X

Cooperation; Access to Information; Litigation; Confidentiality

Section 10.01 Cooperation. Following the date of this Agreement, the Parties shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cooperate with respect to any employee compensation or benefits matters that either Party reasonably determines require the cooperation of the other Party in order to accomplish the objectives of this Agreement; provided that Manitex shall determine in its sole discretion which (if any) Tax or securities filings, rulings or other actions to pursue prior to the Initial Public Offering regarding the treatment of Manitex Equity Awards in connection with the Separation; provided, further, that any Liabilities that may be incurred as a result of the Parties taking or failing to take any such actions shall be ASV Liabilities if related to ASV Employees or Former ASV Employees and shall be Manitex Liabilities if related to Manitex Employees or Former Manitex Employees. Without limiting the generality of the preceding sentence, (a) the Parties shall cooperate in connection with any audits of any Benefit Plan with respect to which such Party may have information, (b) the Parties shall cooperate in connection with any audits of their respective payroll services (whether by a governmental authority in the U.S. or otherwise) in connection with the services provided by one Party to the other Party, (c) the Parties shall cooperate in connection with administering the Manitex Benefit Plans, ASV Benefit Plans, Manitex Welfare Plans and ASV Welfare Plans and (d) Manitex and ASV shall cooperate in good faith in connection with the notification and consultation with works councils, labor unions and other employee representatives of employees of the Manitex Group and ASV. The obligations of the Manitex Group and ASV to cooperate pursuant to this Section shall remain in effect until the later of (i) the date all audits of all Benefit Plans with respect to which a Party may have information have been completed or (ii) the date the applicable statute of limitations with respect to such audits has expired.

Section 10.02 Access to Information; Litigation; Confidentiality. The applicable sections of the Separation Agreement relating to access to information, litigation, and confidentiality matters are hereby incorporated into this Agreement.

ARTICLE XI

Reimbursements

Section 11.01 Reimbursements by ASV.

(a) Promptly following the last business day of each calendar month ending following the date hereof, Manitex shall provide ASV with one or more invoices, in each case including reasonable substantiating documentation, that set forth the aggregate costs, if any, incurred by any member of the Manitex Group during such month (or, in the case of the first calendar month ending after the date hereof, the aggregate costs incurred by any member of the Manitex Group on or following the Effective Date) relating to compensation and benefits provided to the ASV Employees and Former ASV Employees, including:

(i) as a result of participation in the Manitex Benefit Plans or pursuant to an Individual Agreement, including any 401(k) employer-matching contributions and 401(k) profit-sharing contributions in a Manitex 401(k) Plan;

(ii) in respect of reimbursement and non-reimbursement claims incurred under the Manitex Welfare Plans and continued health care coverage under COBRA; and

(iii) relating to the coverage of a workers’ compensation claim under the Manitex Workers’ Compensation Plan (or, in the case of any Workers’ Compensation Event that occurs over a period both preceding and following the applicable Benefit Plan Transfer Date, the coverage of the portion of such claim relating to the time that the applicable Workers’ Compensation Event transpired prior to the applicable Benefit Plan Transfer Date (in which case the remainder of such claim shall be covered under an ASV Workers’ Compensation Plan, as described in this Agreement, and shall not be subject to reimbursement hereunder));

as well as any costs of other obligations or Liabilities that a member of the Manitex Group elects to, or is compelled to, pay or otherwise satisfy that are or that pursuant to this Agreement have become the responsibility of ASV.

(b) The costs incurred by the members of the Manitex Group with respect to compensation paid to ASV Employees and Former ASV Employees in the form of Manitex Common Stock (whether pursuant to an Manitex Equity Award or an Individual Agreement) shall be determined based on the closing stock price of Manitex Common Stock on the date of such payment.

(c) Within 20 business days following the receipt by ASV of each such invoice, ASV shall pay Manitex an amount in cash equal to the aggregate amounts set forth thereon. In no event shall ASV be required to reimburse any member of the Manitex Group for any costs (i) that are charged directly to ASV in the ordinary course of business consistent with past practice or (ii) with respect to any Manitex Liabilities.

(d) All invoices provided pursuant to this Article shall be denominated in U.S. dollars.

ARTICLE XII

Termination

Section 12.01 Termination. This Agreement may be terminated by Manitex at any time, in its sole discretion, prior to the Separation; provided that this Agreement shall automatically terminate upon the termination of the Separation Agreement in accordance with its terms.

Section 12.02 Effect of Termination. In the event of any termination of this Agreement in accordance herewith, none of the Parties (or any of their directors or officers) shall have any Liability or further obligation to any other Party under this Agreement.

ARTICLE XIII

Miscellaneous

Section 13.01 Counterparts; Entire Agreement; Corporate Power. This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

Section 13.02 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Michigan, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Unless otherwise set forth in this Agreement, in the event of any dispute arising under this Agreement among the Parties, each Party involved in such dispute shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute within 10 days, each Party shall have the right to exercise any and all remedies available under law or equity with respect to such dispute. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of any court located in the State of Michigan (or, solely if such court declines jurisdiction, any federal court located in the State of Michigan) over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

Section 13.03 Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, each Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Parties. No assignment permitted by this Section shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 13.04 Third-Party Beneficiaries. Except for the indemnification rights under the Separation Agreement of any Manitex Indemnitee or ASV Indemnitee (as such terms are defined in the Separation Agreement) in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person (including any ASV Employee, Former ASV Employee, Manitex Employee or Former Manitex Employee, or any beneficiary or dependent thereof) except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person (including any ASV Employee, Former ASV Employee, Manitex Employee or Former Manitex Employee, or any beneficiary or dependent thereof) with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement and (c) nothing contained in this Agreement shall be treated as an amendment to any ASV Benefit Plan or Manitex Benefit Plan or prevent ASV or the members of the Manitex Group from amending or terminating any Benefit Plans.

Section 13.05 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given in accordance with the Separation Agreement.

Section 13.06 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 13.07 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Separation and the Initial Public Offering, as applicable, and shall remain in full force and effect.

Section 13.08 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 13.09 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

MANITEX INTERNATIONAL, INC.

By
Name:
Title:

A.S.V., LLC

By
Name:
Title:

APPENDIX A

BENEFIT PLAN TRANSFER DATES

Benefit Plan	Benefit Plan Transfer Date
BCBS – Medical	January 1, 2018
Guardian- Dental	January 1, 2018
Guardian- Vision	January 1, 2018
Next Generation Flexible Spending Accounts- Medical & Dependent Care	January 1, 2018
Guardian- Basic & Voluntary Term Life Insurance	January 1, 2018
Guardian- Dependent Life Insurance	January 1, 2018
Guardian- Disability	January 1, 2018
Guardian- AD&D	January 1, 2018
Guardian- Accidental Indemnity Coverage	January 1, 2018
Guardian- Critical Illness	January 1, 2018
Aon Hewitt Executive Benefits- Executive Elixir Plan	January 1, 2018
The Principal- 401k plan	180 days from the Effective Time

APPENDIX B

NEW ASV PLANS

Medical
Dental
Vision
Flexible Spending Accounts- Medical & Dependent Care
Basic & Voluntary Term Life Insurance
Dependent Life Insurance
Disability
AD&D
Accidental Indemnity Coverage
Critical Illness
Executive Elixir Plan
ASV 401k plan